DEBT FORGIVENESS, RELEASE AND SETTLEMENT AGREEMENT

This debt forgiveness, release and settlement agreement (this “Agreement”) is entered into this 31st day of July 2018 by and between The Greater Cannabis Company, Inc., a corporation organized under the laws of Florida (“GCAN”), and Jimmy Wayne Anderson, an individual residing in the State of Florida (“Wayne”).

W I T N E S S E T H:

WHEREAS, Wayne has served as (i) chief executive officer of GCAN from its inception to-date without any written agreement in respect thereof and (ii) director of GCAN pursuant to a director service agreement dated March 10, 2017 (the “Director Service Agreement”); and

WHEREAS, although there were no arrangements in place for Wayne to receive any compensation whether consisting of salary or shares for his service as chief executive officer of GCAN, there were such arrangements in place in respect of his service as director of GCAN; and

WHEREAS, Wayne wants to forgive the salary and shares owed to him under the Director Service Agreement and release GCAN from any and all claims he may have against GCAN and GCAN wants to release Wayne from any and all claims it may have against him, in each case, on the terms and subject to the conditions of this Agreement;

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants set forth herein, the parties agree as follows:

1. Debt Forgiveness. Wayne hereby forgives and waives any right he has to receive any unpaid salary or compensation and any shares, options or other securities that vested in him or which he was entitled to receive under the Director Service Agreement, in respect of his service as GCAN’s chief executive officer or otherwise. For the avoidance of doubt, it is agreed that GCAN does not owe Wayne any compensation or securities of any nature whatsoever.

2. Release. (a) Wayne on his own behalf and on behalf of his successors and assigns, hereby releases and discharges GCAN, its subsidiaries and other affiliated entities, and its and their insurers, predecessors, successors, assigns, officers, directors, shareholders, employees and agents (hereinafter collectively, the “GCAN Group”) from any and all claims, obligations and liabilities which Wayne now or in the future might assert, arising out of or relating to anything that happened prior to the date of this Agreement, including but not limited to his employment by or service as director of GCAN. Wayne waives and agrees not to assert or pursue by an means whatsoever any claim or right to assert any claim it may have against GCAN for any action taken or omitted to be taken by GCAN, including, but not limited to, the payment or non-payment of any cash or share-based compensation, while serving as an officer or director of GCAN.

(b) The GCAN Group on its behalf and on behalf of its subsidiaries and other affiliated entities, and its and their insurers, predecessors, successors, assigns, officers, directors, shareholders, employees and agents, hereby releases and discharges Wayne and his insurers, predecessors, successors, assigns and agents from any and all claims, obligations and liabilities which Wayne now or in the future might assert, arising out of or relating to anything that happened prior to the date of this Agreement, including but not limited to his employment by or his service as a director of GCAN. The GCAN Group waives and agrees not to assert or pursue by an means whatsoever any claim or right to assert any claim it may have against Wayne for any action taken or omitted to be taken by Wayne while serving as an officer or director of GCAN.

3. Confidentiality. Each party agrees to maintain this Agreement and its terms and conditions in confidentiality except to the extent that either party is required to make a disclosure under applicable law or regulation.

4. Anti-Dilution. GCAN agrees that the 2,109,023 shares of common stock of the GCAN held by Wayne as at the date hereof, which represents a 0.42% ownership stake in GCAN (based on there being 500,000,000 shares of common stock (or shares convertible into common stock) authorized and outstanding) shall be subject to anti-dilution protection such that on the date that is 14 months from the hereof, Wayne shall receive that number of additional shares of common stock of GCAN as shall be required for Wayne to have a 0.42% ownership stake in GCAN on such date (assuming that all shares into which any options, warrants or other securities convertible into common shares were converted, issued and/or outstanding).

5. Enforcement. In the event that any entity or natural person comprising the GCAN Group or Wayne is required, or chooses, to enforce the terms of this Agreement in litigation, whether as plaintiff or defendant, the other party, to the extent and only to the extent that such other party is held to be liable, shall reimburse and indemnify said entity or person for its/his/her actual costs incurred in such enforcement, including but not limited to the fees of its/his/her attorneys at the actual hourly rate(s) customarily charged thereby for similar services.

6. Selection of Forum; Submission to Jurisdiction. Any action arising out of or relating to this Agreement shall be determined exclusively by the state or federal courts situated in the State of New York. The parties consent to in personam jurisdiction and to venue exclusively in said courts; and each party hereby appoints the Secretary of State of New York as its agent for service of process in New York.

7. Further Assurances. Each party hereto agrees to execute, on request, all other documents and instruments as the other party shall reasonably request, and to take any actions, which are reasonably required or desirable to carry out obligations imposed under, and affect the purposes of, this Agreement.

8. Entire Agreement. This Agreement constitutes the entire agreement between the parties, superseding all prior oral or written negotiations, representations, understandings and agreements, on the subject matter hereof; and there are no conditions to this Agreement, which are not expressed herein.

9. Resignation. Wayne hereby resigns from all positions he has in or with GCAN, including director and chairman of the board, president, chief executive officer, chief financial officer, treasurer and secretary. Wayne furthermore hereby waives his right to make any statement on the current report on Form 8-K that GCAN will file in connection with the transactions contemplated hereby.

10. Governing Law. This Agreement shall be governed by and construed in accordance with the laws, other than the principles of conflicts of laws, of the State of New York.

IN WITNESS WHEREOF, the parties have executed this Agreement in person or by their undersigned, duly authorized agents.

The Greater Cannabis Company, Inc.

By:	/s/ Aitan Zacharin
Title:	Authorized Signatory

/s/ Jimmy Wayne Anderson
Jimmy Wayne Anderson